EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Asbury Automotive Group, Inc. on Form S-8 of our report dated March 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), appearing in the Annual Report on Form 10-K of Asbury Automotive Group, Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

New York, New York
May 10, 2004